          As filed with the Securities and Exchange Commission on April 20, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    April 20, 1999


                               PENTON MEDIA, INC.
               (Exact Name of Registrant as Specified in Charter)


Delaware                            001-14337                36-2875386
(State or Other Jurisdiction        (Commission File         (IRS Employer
of Incorporation)                   Number)                  Identification No.)


1100 Superior Avenue
Cleveland,  Ohio                                                44114
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code:  216-696-7000

Item 5.           Other Events

RECENT DEVELOPMENTS

         The following reflect recent developments involving Penton Media, Inc., a Delaware corporation ("Penton").

Press Release

         Penton issued a press release on April 20, 1999 describing its first quarter results for fiscal 1999. A complete copy of such press release is attached hereto as exhibit 99.1.


Proposed Acquisition

         On March 23, 1999, Penton entered into a non-binding letter of intent to acquire a business media company. The letter of intent provides for an aggregate purchase price of $80.0 million, to be paid at closing half in cash and half in Penton common stock, par value $0.01 per share ("Common Stock"), based on the price at which Penton sells Common Stock pursuant to its proposed public offering of Common Stock on a registration statement on Form S-3, as filed with the Securities and Exchange Commission on April 1, 1999 as amended by Amendment No. 1 filed on April 19, 1999 (the "Public Offering"), and a contingent payment of up to $15.0 million. The contingent payment, if earned, would be paid out over the three years following the closing of the acquisition and would be earned if the operations of the business exceed specified targets in each of these years. Penton cannot assure that the proposed acquisition will be consummated. The proposed transaction is subject to a number of conditions, including, among others, the satisfactory completion of due diligence, negotiation of definitive documentation, approval by Penton's Board of Directors, the completion of Penton's Public Offering and obtaining necessary consents from Penton's lenders and other third parties.

Ownership Interest

         Penton currently owns a 19.0% interest in internet.com LLC, a Delaware limited liability company ("internet.com"). Penton also owns a warrant to increase its ownership percentage to 27.4%. The warrant will expire upon completion of internet.com's initial public offering, but Penton intends to exercise the warrant prior to its expiration. Internet.com filed a registration statement with the Securities and Exchange Commission for its proposed initial public offering on April 15, 1999. If internet.com completes its offering, Penton's ownership percentage would decrease. However, Penton believes that after the exercise of the warrant and completion of internet.com's initial public offering, Penton will own at least 20% of internet.com. If Penton owns 20% or more of internet.com, Penton will be required to include in its results of operations its proportionate share of internet.com's income or loss. Internet.com has incurred substantial losses since its inception and expects to incur losses for the foreseeable future. The inclusion of Penton's proportionate share of internet.com's losses in Penton's results of operations could materially adversely affect Penton's future results of operations. Any losses that Penton would be required to include in Penton's results of operations would be limited to Penton's approximately $4.5 million investment in internet.com. If, however, Penton's ownership interest decreases to less than 20%, Penton would be required to value its investment at the market price. This would not affect Penton's results of operations because any changes in market value would be recorded as a component of stockholders' equity. However, fluctuations in the market price could cause Penton's balance sheet to fluctuate significantly from period to period.

Legal Matters

         A former stockholder of Mecklermedia Corporation, a Delaware corporation ("Mecklermedia"), Ariff Aldina, filed suit against Penton in the Federal District Court in the Southern District of New York for an unspecified amount, as well as other relief. In addition, the plaintiff indicated that he seeks to represent a class of former Mecklermedia stockholders. The plaintiff claims that Penton violated the federal securities laws by selling Alan Meckler an 80.1% interest in internet.com for what the plaintiff alleges was a below-market price, thereby purportedly giving to Mr. Meckler more consideration for his common stock in Mecklermedia than was paid to other stockholders of Mecklermedia, during the tender offer. The defendants filed a motion to dismiss, which the court indicated orally on April 9, 1999 will be denied. Penton will answer the complaint by April 30, 1999. Penton believes it has meritorious defenses to this action and intends to vigorously defend it. Penton cannot assure, however, that the outcome of this suit will be favorable to Penton or that it will not have a material adverse effect on Penton's business, financial condition or results of operations.


Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits

(a)       Financial Statements of Businesses Acquired.
          Not Applicable.

(b)       Pro Forma Financial Information.
          Not Applicable.

(c)       Exhibits.

          99.1  Press release issued by Penton on April 20, 1999.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Penton has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            PENTON MEDIA, INC.


                                            By:      /s/ Preston L. Vice
                                                     -------------------
                                                     Preston L. Vice
                                                     Senior Vice President


Date:    April 20, 1999

                                INDEX TO EXHIBITS

Exhibit                Description of Exhibit
-------                ----------------------

99.1                   Press release issued by Penton on April 20, 1999